UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On December 17, 2014, Viacom Inc. (“Viacom”) entered into a new employment agreement (the “Agreement”) with Wade C. Davis, Viacom’s Executive Vice President, Chief Financial Officer, effective as of November 27, 2014. The Agreement extends Mr. Davis’ term of employment to November 26, 2018 on the following terms:

•	Base Salary. Effective November 27, 2014, Mr. Davis’ salary was increased to $1,350,000 per year from $1,250,000 per year.

•	Annual Merit Review. Mr. Davis will be eligible to receive an increase in salary, as determined by the Viacom Compensation Committee, on or about an annual basis.

•
Annual Cash Bonus. Mr. Davis’ target annual cash bonus under Viacom’s Senior Executive Short-Term Incentive Plan will be increased to $2,000,000 from the current $1,550,000. His actual bonus will be determined in the manner set forth in such plan and described in Viacom’s proxy statement.

•	Annual Equity Awards. Mr. Davis will continue to be eligible to receive annual grants of equity compensation with a target value of $1,650,000, increased from $1,200,000.

•
Benefits. Mr. Davis will continue to be eligible to participate in Viacom’s retirement and other employee benefit plans for which he qualifies pursuant to the terms of the applicable plan and he will receive term life insurance coverage in the amount of $5 million.

•
Severance. Consistent with Mr. Davis’ prior employment agreement, the Agreement provides that the maximum amount payable with respect to salary and bonus in the event of his termination without “cause” or resignation for “good reason” is two times his then current base salary and target bonus. In addition, like Mr. Davis’ prior employment agreement, the Agreement provides for acceleration of vesting of certain unvested equity awards in the event of his termination without “cause” or resignation for “good reason.”

•	Restrictive Covenants. Mr. Davis will continue to be subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including following termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: December 19, 2014